UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

March 3, 2022 (February 27, 2022)
Date of Report (Date of earliest event reported)

(Exact name of registrant as specified in its charter)

TN	001-15185	62-0803242
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

165 Madison Avenue Memphis, Tennessee		38103
(Address of principal executive offices)		(Zip Code)

(901) 523-4444
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

$0.625 Par Value Common Capital Stock	FHN	New York Stock Exchange LLC

Depositary Shares, each representing a 1/400th interest in a share of Non-Cumulative Perpetual Preferred Stock, Series B	FHN PR B	New York Stock Exchange LLC

Depositary Shares, each representing a 1/400th interest in a share of Non-Cumulative Perpetual Preferred Stock, Series C	FHN PR C	New York Stock Exchange LLC

Depositary Shares, each representing a 1/400th interest in a share of Non-Cumulative Perpetual Preferred Stock, Series D	FHN PR D	New York Stock Exchange LLC

Depositary Shares, each representing a 1/4,000th interest in a share of Non-Cumulative Perpetual Preferred Stock, Series E	FHN PR E	New York Stock Exchange LLC

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Depositary Shares, each representing a 1/4,000th interest in a share of Non-Cumulative Perpetual Preferred Stock, Series F	FHN PR F	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01. Entry into a Material Definitive Agreement.

The Merger Agreement

On February 27, 2022, First Horizon Corporation, a Tennessee corporation (“First Horizon”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among First Horizon, The Toronto-Dominion Bank, a Canadian chartered bank (“TD”), TD Bank US Holding Company, a Delaware corporation and indirect, wholly owned subsidiary of TD (“TD US Holding Company”), and Falcon Holdings Acquisition Co., a Delaware corporation and direct, wholly owned subsidiary of TD US Holding Company (“TD Merger Sub”).

The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, (i) First Horizon and TD Merger Sub will merge (the “Merger”), with First Horizon continuing as the surviving entity in the merger, and (ii) following the effective time of the Merger (the “Effective Time”), (x) at the election of TD, TD US Holding Company and First Horizon may merge (the “Second Step Merger”), with TD US Holding Company continuing as the surviving entity in the merger. Following the completion of the Merger, at a time determined by TD, First Horizon Bank, a Tennessee state-chartered bank and wholly owned subsidiary of First Horizon (“First Horizon Bank”), and (y) TD Bank, National Association, a national banking association and wholly owned subsidiary of TD US Holding Company (“TD Bank”) will merge (the “Bank Merger”, and together with the Merger and the Second Step Merger, the “Mergers”), with TD Bank continuing as the surviving bank in the merger. The Merger Agreement was unanimously approved and adopted by the board of directors of each of First Horizon and TD.

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, each share of common stock, par value $0.625 per share, of First Horizon (“First Horizon Common Stock”) issued and outstanding immediately prior to the Effective Time, other than certain shares held by First Horizon and TD, will be converted into the right to receive $25.00 per share in cash, without interest (the “Base Per Share Consideration”). If the Effective Time occurs after November 27, 2022, the Base Per Share Consideration will increase by $0.0017808 in cash per share of issued and outstanding First Horizon Common Stock, other than certain shares held by First Horizon and TD, for each day during the period commencing on, and including, November 27, 2022, and ending on, and including, the day immediately prior to the closing of the Merger (the “Additional Share Consideration” and, together with the Base Per Share Consideration, the “Merger Consideration”).

At the Effective Time, each outstanding share of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock (each series as defined below) will remain issued and outstanding. If TD elects to effect the Second Step Merger, at the effective time of the Second Step Merger, (i) each issued and outstanding share of First Horizon’s 6.625% fixed-to-floating non-cumulative perpetual preferred stock, Series B, par value $1.00 per share (“Series B Preferred Stock”), will be automatically converted into a share of a newly created series of preferred shares of TD US Holding Company having powers, preferences and special rights that are not materially less favorable than the Series B Preferred Stock, (ii) each issued and outstanding share of First Horizon’s 6.60% fixed-to-floating non-cumulative perpetual preferred stock, Series C, par value $1.00 per share (“Series C Preferred Stock”), will be automatically converted into a share of a newly created series of preferred shares of TD US Holding Company having powers, preferences and special rights that are not materially less favorable than the Series C Preferred Stock, (iii) each issued and outstanding share of First Horizon’s 6.100% fixed-to-floating non-cumulative perpetual preferred stock, Series D, par value $1.00 per share (“Series D Preferred Stock”), will be automatically converted into a share of a newly created series of preferred shares of TD US Holding Company having powers, preferences and special rights that are identical to the powers, preferences and special rights of the Series D Preferred Stock, (iv) each issued and outstanding share of First Horizon’s non-cumulative perpetual preferred stock, Series E, par value $1.00 per share (“Series E Preferred Stock”), will be automatically converted into a share of a newly created series of preferred shares of TD US Holding Company having terms that are not materially less favorable than those of the Series E Preferred Stock; and (v) each issued and outstanding share of First Horizon’s non-cumulative perpetual preferred stock, Series F, par value $1.00 per share (“Series F Preferred Stock”), will be automatically converted into a share of a newly created series of preferred shares of TD US Holding Company having terms that are not materially less favorable than those of the Series F Preferred Stock.

At the Effective Time, (i) (1) each outstanding equity award of First Horizon that vests at the Effective Time in accordance with the terms and conditions that were applicable to such award immediately prior to the Effective Time and (2) each outstanding restricted stock unit award of First Horizon that is held by a current or former non-employee director will be cancelled and entitle the holder thereof to receive an amount in cash equal to the product of the number of shares of First Horizon Common Stock subject to such equity award and the Merger Consideration, (ii) each outstanding First Horizon stock option will be cancelled and entitle the holder thereof to receive an amount in cash equal to the product of the number of shares of First Horizon Common Stock subject to such option and the excess, if any, of the Merger Consideration over the exercise price per share of such option (with any options with an exercise price per share that is greater than or equal to the Merger Consideration being cancelled for no consideration) and (iii) all other First Horizon equity awards will be converted into a corresponding award with respect to common shares of TD, and as converted, will remain outstanding and subject to the same terms and conditions as applied to the corresponding First Horizon equity award immediately prior to the Effective Time (except that performance-based awards will convert assuming target performance or the greater of target and actual performance, as applicable, and will not be subject to future performance-based vesting conditions). For purposes of the conversion in (iii) above, the number of common shares of TD subject to the converted award will be based upon an exchange ratio equal to the Merger Consideration divided by the average closing price of common shares of TD for 10 trading days preceding the Effective Time.

The Merger Agreement contains representations and warranties from each of First Horizon and TD. First Horizon has agreed to covenants, including, among others, covenants relating to (i) the conduct of its business during the interim period between the execution of the Merger Agreement and the Effective Time, (ii) its obligations to call a meeting of its shareholders, to approve the Merger Agreement and, subject to certain exceptions, to recommend that its shareholders approve and adopt the Merger Agreement and (iii) its non-solicitation obligations relating to alternative acquisition proposals. First Horizon and TD have each agreed to use their reasonable best efforts (x) to take all actions necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, (y) to prepare and file all applications, notices and other documents and (z) to obtain as promptly as practicable all necessary consents and approvals for consummation of the transactions contemplated by the Merger Agreement.

The completion of the Merger is subject to conditions, including (1) approval of the Merger Agreement by the affirmative vote of a majority of all votes entitled to be cast by holders of First Horizon Common Stock, (2) the receipt of all requisite regulatory approvals, including approval of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Tennessee Department of Financial Institutions, the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Office of Superintendent of Financial Institutions, and U.S. and Canadian securities regulators, and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition, and (3) the absence of any order, injunction, decree or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other transactions contemplated by the Merger Agreement, and the absence of any law, statute, rule, regulation, order, injunction or decree that has been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Mergers or any of the other transactions contemplated by the Merger Agreement. Each party’s obligation to complete the Merger is also subject to certain additional conditions, including (a) subject to certain exceptions, the accuracy of the representations and warranties of the other party and (b) performance in all material respects by the other party of its obligations under the Merger Agreement.

The Merger Agreement provides termination rights for both TD and First Horizon under certain conditions and further provides that a termination fee of $435.5 million will be payable by First Horizon upon termination of the Merger Agreement under certain circumstances. In addition, upon termination of the Merger Agreement under certain circumstances, TD will pay to First Horizon, or First Horizon will pay to TD, $25 million to reimburse the other party for fees and expenses incurred in connection with the Merger Agreement. Any expense reimbursement paid by First Horizon to TD will reduce the amount of any termination fee that may be payable by First Horizon.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed as Exhibit 2.1 to First Horizon's Annual Report on Form 10-K filed on March 1, 2022, and is incorporated hereto by reference.

The representations, warranties and covenants of each party set forth in the Merger Agreement have been made only for the purposes of, and were and are solely for the benefit of the parties to, the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between TD and First Horizon instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. In addition, such representations, warranties and covenants (1) will not survive consummation of the Merger (other than obligations, covenants and agreements contained in the Merger Agreement which by their terms apply in whole or in part after the Effective Time), and (2) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any factual information regarding TD or First Horizon, their respective affiliates or their respective businesses. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding First Horizon, its affiliates or its businesses, the Merger Agreement and the Mergers that will be contained in, or incorporated by reference into, the Proxy Statement of First Horizon, as well as in the Forms 10-K, Forms 10-Q, and other filings that First Horizon makes with the Securities and Exchange Commission (the “SEC”).

ITEM 3.02. Unregistered Sales of Equity Securities.

On February 27, 2022, in connection with the execution of the Merger Agreement, First Horizon and TD entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”). Pursuant to the Securities Purchase Agreement, First Horizon issued and sold to TD, which is an accredited investor, as that term is defined by Rule 501 of Regulation D under the Securities Act, 4,935.694 shares of Perpetual Convertible Preferred Stock, Series G (the “Series G Preferred Stock”) of First Horizon, in a private placement transaction for $493,569.400.00.

At the Effective Time, each share of Series G Preferred Stock will be automatically converted into shares of common stock of First Horizon, as the surviving company in the Merger, as set forth in the Merger Agreement. In the event the Merger Agreement is terminated, each share of Series G Preferred Stock will be converted into 5,574.136 shares of First Horizon Common Stock (the “Conversion Rate”), subject to the expiration or early termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (and receipt of any other governmental approvals) to the extent required with respect to any such conversion. If, however, the Merger Agreement is terminated under certain circumstances relating to the failure to receive regulatory approvals required to consummate the Mergers, then the Conversion Rate will be 4,000 shares of First Horizon Common Stock. In no event will the shares of Series G Preferred Stock be convertible into shares of First Horizon Common Stock representing more than 4.9% of the total issued and outstanding shares of First Horizon Common Stock (taking in account shares resulting from such conversion).

From the date of the Merger Agreement through the Effective Time or, in the event the Merger Agreement is terminated, until 45 days after termination, TD may not transfer or sell the Series G Preferred Stock or the shares of Common Stock into which the Series G Preferred Stock converts, except for sales or transfers to any direct or indirect subsidiary of TD or to the extent necessary to ensure TD does not hold more than 4.9% of the total issued and outstanding shares of First Horizon Common Stock.

The information disclosed under Item 5.03 of this Current Report on 8-K is incorporated herein by reference.

ITEM 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 28, 2022, First Horizon filed an Articles of Amendment (the “Articles of Amendment”) to its Restated Charter, as amended, with the Secretary of State of the State of Tennessee, establishing the preferences, limitations and relative rights of the Series G Preferred Stock.

The Articles of Amendment became effective upon filing, and a copy is filed as Exhibit 3.1 herein and is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of February 27, 2022, between First Horizon Corporation, The Toronto-Dominion Bank, TD Bank US Holding Company and Falcon Holdings Acquisition Co. [conformed copy] (incorporated by reference to Exhibit 2.1 to First Horizon Corporation's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2022)

3.1	Articles of Amendment of the Restated Charter of First Horizon Corporation, related to the Series G Preferred Stock

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act, with respect to First Horizon’s beliefs, plans, goals, expectations, and estimates. Forward-looking statements are not a representation of historical information, but instead pertain to future operations, strategies, financial results or other developments. The words “believe,” “expect,” “anticipate,” “intend,” “target”, “plan”, “estimate,” “should,” “likely,” “will,” “going forward” and other expressions that indicate future events and trends identify forward-looking statements.

Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond the control of First Horizon, and many of which, with respect to future business decisions and actions, are subject to change and which could cause actual results to differ materially from those contemplated or implied by forward-looking statements or historical performance. Examples of uncertainties and contingencies include factors previously disclosed in First Horizon’s reports filed with the SEC as well as the following factors, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between First Horizon and TD; the outcome of any legal proceedings that may be instituted against First Horizon or TD, including potential litigation that may be instituted against First Horizon or its directors or officers related to the proposed transaction or the definitive merger agreement between First Horizon and TD related to the proposed transaction; the timing and completion of the transaction, including the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; interloper risk; the risk that any announcements relating to the proposed combination could have adverse effects on the market price of the common stock of First Horizon; certain restrictions during the pendency of the merger that may impact First Horizon’s ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; reputational risk and potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; First Horizon’s success in executing its business plans and strategies and managing the risks involved in the foregoing; currency and interest rate fluctuations; exchange rates; success of hedging activities; material adverse changes in economic and industry conditions, including the availability of short and long-term financing; general competitive, economic, political and market conditions; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; other actions of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions (if required) and other regulators, legislative and regulatory actions and reforms; the pandemic created by the outbreak of COVID-19 and its variants, and resulting effects on economic conditions, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains; and other factors that may affect future results of First Horizon.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. Additional factors that could cause results to differ materially from those contemplated by forward-looking statements can be found in First Horizon’s Annual Report on Form 10-K for the year ended December 31, 2021, and in its subsequent Quarterly Reports on Form 10-Q filed with the SEC and available in the “Investor Relations” section of First Horizon’s website, http://www.first horizon.com, under the heading “SEC Filings” and in other documents First Horizon files with the SEC.

Important Other Information

In connection with the proposed transaction, First Horizon intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A.

This communication does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF FIRST HORIZON ARE URGED TO READ, WHEN AVAILABLE, ALL RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE

SEC, INCLUDING FIRST HORIZON’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRST HORIZON AND THE PROPOSED TRANSACTION.

Investors and shareholders of First Horizon will be able to obtain a free copy of the proxy statement as well as other relevant documents filed with the SEC without charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to Clyde A. Billings Jr., First Horizon Corporation, 165 Madison, Memphis, TN 38103, telephone (901) 523-4444.

Participants in the Solicitation

First Horizon and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding First Horizon’s directors and executive officers is available in the proxy statement for its 2021 annual meeting of shareholders, which was filed with the SEC on March 15, 2021, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST HORIZON CORPORATION

By	/s/ Hope Dmuchowski
	Name:	Hope Dmuchowski
	Title:	Senior Executive Vice President, Chief Financial Officer

Date: March 3, 2022

ARTICLES OF AMENDMENT
OF THE
RESTATED CHARTER
OF
FIRST HORIZON CORPORATION

Under Sections 48-16-102 and 48-20-106 of the Tennessee Business Corporation Act

The undersigned, being a duly authorized officer of First Horizon Corporation (the “Corporation”), acting pursuant to Sections 48-16-102 and 48-20-106 of the Tennessee Business Corporation Act, hereby certifies as follows:

1. The name of the Corporation is FIRST HORIZON CORPORATION.

2. The Restated Charter is hereby amended by the addition of a new section to Article 10 stating the number, designation, relative rights, preferences and limitations of a new series of preferred stock as fixed by the Board of Directors, which section shall read in its entirety as follows:

(g) Non-Cumulative Perpetual Preferred Stock, Series G

(1) Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Perpetual Convertible Preferred Stock, Series G” (hereinafter called “Series G Preferred Stock”) initially consisting of 4,935.6945 shares. Shares of outstanding Series G Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall, after such redemption, purchase or acquisition, be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series until such shares are once more designated as part of a particular series by the Board of Directors. Shares of Series G Preferred Stock that are converted in accordance with the terms hereof, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

(2) Standard Provisions. The Standard Provisions contained in Annex G attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Article 10(g) to the same extent as if such provisions had been set forth in full herein.

(3) Definitions. The following terms are used in this Article 10(g) (including the Standard Provisions in Annex G hereto) as defined below:

“Board of Directors” means the Board of Directors of the Corporation or any duly authorized committee thereof.

“Common Stock” means the common stock, par value $0.625 per share, of the Corporation.

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“Junior Stock” means (A) the Common Stock and (B) any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series G Preferred Stock as to distributions upon the liquidation, dissolution or winding-up of the Corporation.

“Preferred Stock” means any and all series of preferred stock, having no par value, of the Corporation, including the Series B, the Series C, the Series D, the Series E, the Series F and the Series G Preferred Stock.

“Series B Preferred Stock” means the 6.625% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series B, of the Corporation.

“Series C Preferred Stock” means the 6.60% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series C, of the Corporation.

“Series D Preferred Stock” means the 6.100% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series D, of the Corporation.

“Series E Preferred Stock” means the Non-Cumulative Perpetual Preferred Stock, Series E, of the Corporation.

“Series F Preferred Stock” means the Non-Cumulative Perpetual Preferred Stock, Series F, of the Corporation.

“Series G Liquidation Amount” means $100,000 per share of Series G Preferred Stock.

(4) Certain Voting Matters. Holders of shares of Series G Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Series G Preferred Stock are entitled to vote, including any action by written consent.

3. The foregoing amendment to the Restated Charter was authorized by the Board of Directors (by duly authorized resolution on February 27, 2022) and by the Board’s duly authorized senior executive officer on February 27, 2022, without shareholder approval, as such was not required.

4. The foregoing amendment will be effective upon filing of the Articles of Amendment with the Secretary of State of the State of Tennessee.

[Remainder of Page Intentionally Left Blank]

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DATED:	February 27, 2022

FIRST HORIZON CORPORATION

		By:	/s/ Clyde A. Billings, Jr.
Clyde A. Billings, Jr., Corporate Secretary

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ANNEX G

STANDARD PROVISIONS SERIES G

Section 1. General Matters. Each share of Series G Preferred Stock shall be identical in all respects to every other share of Series G Preferred Stock. The Series G Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Articles of Amendment.

Section 2. Definitions. As used herein with respect to the Series G Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), or any successor provision.

“Articles of Amendment” means the Articles of Amendment relating to the Series G Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

“Business Day” means each weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or obligated by law, regulation or executive order to close.

“Bylaws” means the Bylaws of the Corporation, as may be amended from time to time.

“Conversion Event” means (a) following the termination of the Merger Agreement in accordance with its terms, the expiration or early termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (and receipt of any other governmental approvals) to the extent required with respect to any conversion of the Series G Preferred Stock into Common Stock (“Applicable Conversion Approvals”) or (b) the closing of the transactions contemplated by the Merger Agreement.

“Conversion Rate” means for each share of Series G Preferred Stock, 5,574.136 shares of Common Stock; provided that the Conversion Rate shall be 4,000 shares of Common Stock for each share of Series G Preferred Stock in the event the Merger Agreement is terminated (1) pursuant to Section 8.1(b) of the Merger Agreement in the event of failure to receive a Requisite Regulatory Approval (as defined in the Merger Agreement) or any final nonappealable order, injunction, decree or other legal restraint that relates to a Requisite Regulatory Approval; (2) pursuant to Section 8.1(c) of the Merger Agreement at a time when the closing conditions in Section 7.1(c) and/or Section 7.1(d) of the Merger Agreement (to the extent any such order, injunction, decree, law, statute, rule or regulation relates to a Requisite Regulatory Approval) have not been satisfied; provided, that a breach of the Merger Agreement by the Corporation has not led to either of such conditions not being satisfied; or (3) by the Corporation pursuant to Section 8.1(d) of the Merger Agreement for any breach or failure by Parent (as defined in

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the Merger Agreement), which resulted in, or contributed in a material respect to, the failure to receive a Requisite Regulatory Approval.

“Liquidation Preference” means, with respect to any class or series of capital stock of the Corporation, the amount otherwise payable upon such class or series of capital stock in connection with any distribution upon the liquidation, dissolution or winding-up of the Corporation (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and in the case of any holder of capital stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 27, 2022 (as may be amended, supplemented or modified from time to time), by and among the Corporation, The Toronto-Dominion Bank, TD Bank US Holding Company and Falcon Holdings Acquisition Co.

“Original Issue Date” means the first date on which any share of Series G Preferred Stock is issued and outstanding.

“Parity Stock” means any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series G Preferred Stock as to distributions upon the liquidation, dissolution or winding-up of the Corporation. Each of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock is a Parity Stock. “Redemption Date” has the meaning set forth in Section 5(b).

“Redemption Depository” has the meaning set forth in Section 5(e).

“Redemption Price” means an amount equal to the Series G Liquidation Amount plus the per share amount of any declared but unpaid dividends on the Series G Preferred Stock prior to the Redemption Date (but with no amount in respect of any dividends that have not been declared prior to the Redemption Date).

“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series G Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Series G Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series G Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full Series G Liquidation Amount of Series G Preferred Stock then outstanding as “tier I capital” (or its equivalent) for purposes of the capital adequacy

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guidelines of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable.

“Restated Charter” means the Restated Charter of the Corporation, as may be amended from time to time.

“Standard Provisions” means these Standard Provisions that form a part of the Articles of Amendment.

“Voting Parity Stock” means, with regard to any matter as to which the holders of Series G Preferred Stock are entitled to vote as specified in Section 6, any and all series of Parity Stock having voting rights equivalent to those described in Section 6(c). Each of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock is a Voting Parity Stock.

Section 3. Dividends. Holders of Series G Preferred Stock shall not be entitled to receive any dividends in respect of such shares; provided that in the event that the Merger Agreement is terminated in accordance with its terms but a Conversion Event has not yet occurred, if the Board of Directors or any duly authorized committee thereof authorizes and declares a dividend on the Corporation’s Common Stock (a “Common Dividend”), the Board of Directors or such committee shall declare and authorize an equivalent dividend on any Series G Preferred Stock then outstanding (a “Participating Dividend”) such that (1) the record date and the payment date for such Participating Dividend occur on the same respective date as the record date and payment date for such Common Dividend and (2) the kind and amount of consideration payable per share of Series G Preferred Stock in such Participating Dividend is the same kind and amount of consideration that would be payable in the Common Dividend in respect of the number of shares of Common Stock that would be issuable upon conversion of a share of Series G Preferred Stock (without regard to any limitations on convertibility) immediately prior to the record date for such Common Dividend. In the event that a Conversion Event occurs after the Common Dividend and Participating Dividend have been declared and authorized, the shares of Common Stock into which such Series G Preferred Stock have been converted shall be entitled to receive the Participating Dividend on the same payment date that the Series G Preferred Stock would have received such Participating Dividend if the Conversion Event had not occurred.

Section 4. Liquidation.

(a) Voluntary or Involuntary Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of Series G Preferred Stock shall be entitled to receive out of assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation, after satisfaction of liabilities or obligations to creditors and subject to the rights of holders of any securities ranking senior to the Series G Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, before any distribution of assets is made to holders of any Junior Stock, a liquidating distribution in an amount equal to (i) the Series G Liquidation Amount plus (ii) the per share amount of any declared and unpaid dividends on the Series G Preferred Stock prior to the date of payment of such liquidating distribution (but without any

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amount in respect of dividends that have not been declared prior to such payment date). After payment of the full amount of such liquidating distribution, the holders of Series G Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b) Partial Payment. In any distribution described in Section 4(a), if the assets of the Corporation or proceeds thereof are not sufficient to pay in full the Liquidation Preference to all holders of Series G Preferred Stock and all Parity Stock, the amounts paid to the holders of Series G Preferred Stock and to the holders of all Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the Series G Preferred Stock and all other series of Parity Stock.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series G Preferred Stock and the Liquidation Preference has been paid in full on all Parity Stock, the holders of any Junior Stock shall be entitled to receive all remaining assets of the Corporation or proceeds thereof according to their respective rights and preferences.

(d) Merger, Consolidation or Other Business Combination. For purposes of this Section 4, the merger, consolidation or other business combination of the Corporation with or into any other entity, or by another entity with or into the Corporation, including a merger, consolidation or other business combination in which the holders of Series G Preferred Stock receive cash, securities or property for their shares, or the sale, lease, exchange or transfer of all or substantially all of the property or assets of the Corporation (for cash, securities or other property), shall not constitute a liquidation, dissolution or winding-up of the Corporation.

Section 5. Redemption.

(a) Mandatory Redemption; Sinking Fund. The Series G Preferred Stock is perpetual and has no maturity date. The Series G Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The holders of the Series G Preferred Stock shall not have the right to require the redemption or repurchase of the Series G Preferred Stock.

(b) Optional Redemption. The Corporation may, at its option through a resolution duly adopted by the Board of Directors, redeem the Series G Preferred Stock at a price per share equal to the Redemption Price (1) in whole or in part, from time to time, on or after February 28, 2027 or (2) in whole, but not in part, at any time within 90 days following the occurrence of a Regulatory Capital Treatment Event. The Redemption Price shall be payable to the holders of any shares of Series G Preferred Stock redeemed on the date fixed for such redemption (the “Redemption Date”) against the surrender of the certificate(s) evidencing such shares to the Corporation or its agent, if the shares of Series G Preferred Stock are issued in certificated form.

(c) Notice of Redemption. If any shares of Series G Preferred Stock are to be redeemed, a notice of redemption shall be given by first class mail to the holders of record of Series G Preferred Stock to be redeemed at their respective last addresses appearing on the books of the Corporation. Such notice shall be mailed at least 30 days and no more than 60 days before the applicable Redemption Date for such shares. Each such notice of redemption shall include a statement setting forth: (1) the Redemption Date for such shares of Series G Preferred Stock; (2)

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the number of shares of Series G Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price; and (4) the place or places where the certificates evidencing shares of Series G Preferred Stock are to be surrendered for payment of the Redemption Price. Any notice of redemption mailed or otherwise delivered as provided in this Section 5(c) shall be conclusively presumed to have been duly given, whether or not any holder of Series G Preferred Stock receives such notice. Failure to duly give notice by mail or otherwise pursuant to this Section 5(c), or any defect in such notice or in the mailing or provision of such notice, to any holder of shares of Series G Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series G Preferred Stock.

(d) Partial Redemption. In case of any redemption of only part of the shares of Series G Preferred Stock at the time outstanding, the shares of Series G Preferred Stock to be redeemed shall be selected either pro rata, by lot or in such other manner as the Corporation, through a resolution duly adopted by the Board of Directors, may determine to be fair and equitable.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the Redemption Date specified in such notice. all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares of Series G Preferred Stock called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Corporation (the “Redemption Depository”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date all shares of Series G Preferred Stock called for redemption shall cease to be outstanding, all dividends with respect to such shares of Series G Preferred Stock shall cease to accrue after such Redemption Date, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the Redemption Depository at any time after the applicable Redemption Date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Redemption Depository any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of two years from the applicable Redemption Date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares of Series G Preferred Stock called for redemption shall thereafter, as unsecured general creditors of the Corporation, look only to the Corporation for the payment of an amount equivalent to the amount deposited as stated above for the redemption of such shares, but shall in no event be entitled to any interest.

(f) Limitations Under Applicable Law. If then required under the capital adequacy guidelines or regulations of the Board of Governors of the Federal Reserve System (or, if and as applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency), any redemption of all or part of the Series G Preferred Stock is subject to the receipt by the Corporation of any required prior approval by the Board of Governors of the Federal Reserve System (or such successor Appropriate Federal Banking Agency).

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Section 6. Voting Rights.

(a) General. Except as provided below or as expressly required by law, the holders of shares of Series G Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock of the Corporation, and shall not be entitled to call a meeting of the holders of any series or class of capital stock of the Corporation for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock. Each holder of Series G Preferred Stock shall have one vote per share on any matter on which holders of Series G Preferred Stock are entitled to vote, including when acting by written consent.

(b) Supermajority Voting Rights. So long as any shares of Series G Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or the Restated Charter, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series G Preferred Stock at the time outstanding and entitled to vote thereon, voting separately as a single class, shall be required to:

(i) authorize or increase the authorized amount of, or issue any additional shares of, Series G Preferred Stock or any class or series of capital stock of the Corporation ranking senior to the Series G Preferred Stock with respect to payment of dividends or as to distributions upon the liquidation, dissolution or winding-up of the Corporation, or issue any obligation or security convertible into or evidencing the right to purchase, any such class or series of capital stock of the Corporation;

(ii) amend the provisions of the Restated Charter or Bylaws so as to significantly and adversely affect the special powers, preferences, privileges or rights of the Series G Preferred Stock, taken as a whole; or

(iii) consummate a binding share-exchange or reclassification involving the Series G Preferred Stock, or a merger or consolidation of the Corporation with or into another entity, unless the shares of Series G Preferred Stock (A) remain outstanding, (B) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have terms that are not materially less favorable than those of the Series G Preferred Stock or (C) in connection with the closing of the transactions contemplated by the Merger Agreement, are converted into shares of common stock of the surviving entity or any entity controlling such surviving entity;

provided, however, that, for all purposes of this Section 6(b), the authorization, creation and issuance, or an increase in the authorized or issued amount of, Junior Stock or any series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for Junior Stock or any series of Preferred Stock, that by its terms expressly provides that it ranks pari passu with the Series G Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon the liquidation, dissolution or winding-up of the Corporation shall not be deemed to significantly and adversely affect the powers, preferences, privileges or rights of Series G Preferred Stock, and shall not

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require the affirmative vote or consent of, the holders of any outstanding shares of Series G Preferred Stock.

(c) Changes after Provision for Redemption. The voting rights provided in this Section 6 shall not apply if, at or prior to the time when the act with respect to which such vote or consent would otherwise be required shall be effected, all outstanding shares of Series G Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside in accordance with Section 5(e).

(d) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series G Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Restated Charter, the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series G Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a majority or other portion of the shares of Series G Preferred Stock and any Voting Parity Stock has been cast or given on any matter on which the holders of shares of Series G Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the respective liquidation preference amounts of the shares of Series G Preferred Stock and Voting Parity Stock voted or covered by the consent.

Section 7. Conversion.

(a) Upon the occurrence of a Conversion Event, all of the shares of Series G Preferred Stock shall be automatically converted into shares of Common Stock at the applicable Conversion Rate (provided that in no event will the shares of Series G Preferred Stock be convertible into shares of Common Stock, whether pursuant to the foregoing provision of this paragraph (a) and/or paragraph (b) below, representing in the aggregate more than 4.9% of the total issued and outstanding Common Stock (taking into account the shares of Common Stock resulting from such conversion)); provided further that if the Conversion Event is the closing of the transactions contemplated by the Merger Agreement, all of the shares of Series G Preferred Stock shall be treated as provided in the Merger Agreement.

(b) Following termination of the Merger Agreement, if the initial holder (or any direct or indirect subsidiary thereof) of the shares of Series G Preferred Stock transfers any such shares to an unaffiliated third party, all of such shares of Series G Preferred Stock shall be automatically converted upon the consummation of such transfer into shares of Common Stock at the applicable Conversion Rate; provided that if such unaffiliated third party requires any Applicable Conversion Approvals, the conversion shall automatically occur upon receipt of any such Applicable Conversion Approvals or any transfer to another unaffiliated third party (subject to any Applicable Conversion Approvals required by any subsequent transferee).

(c) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series G Preferred Stock as provided in the Articles of Amendment, free from any preemptive or other

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similar rights, the maximum number of shares of Common Stock as may be issuable upon a Conversion Event.

(d) All shares of Common Stock delivered upon conversion of the Series G Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by any holders).

(e) Prior to a Conversion Event, if the Corporation shall (1) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (2) issue shares of Common Stock or other securities or property of the Corporation (or options, warrants or rights to purchase Common Stock or other securities or property of the Corporation) as a dividend or distribution to all holders thereof, (3) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (4) issue or exchange, by merger, reclassification or otherwise, its shares of Common Stock for other securities of the Corporation (or any successor or parent company thereto) (for the avoidance of doubt, excluding the closing of the transactions contemplated by the Merger Agreement in which the shares of Series G Preferred Stock shall be treated as set forth in Section 7(a)), then the Conversion Rate and other terms of the Series G Preferred Stock in effect immediately prior thereto shall be adjusted so that a holder of any shares of Series G Preferred Stock shall be entitled to receive (upon the Conversion Event) a number and kind of shares of Common Stock or other securities or property that such holder of Series G Preferred Stock would have owned or been entitled to receive after the happening of any of the events described above had such shares of Series G Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. An adjustment so made shall become effective on the date of the dividend payment, subdivision, combination or issuance retroactive to the record date with respect thereto, if any, for such event. Such adjustments shall be made successively.

Section 8. Preemptive Rights. The holders of shares of Series G Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 9. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series G Preferred Stock may deem and treat the record holder of any share of Series G Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 10. Notices. All notices or communications in respect of the Series G Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail or if giving in such other manner as may be permitted herein, in the Restated Charter or Bylaws or by applicable law. Delivery of a notice or communication to the Company will be effective upon receipt. Delivery of a notice or communication to holders of shares of Series G Preferred Stock will be effective upon, in the case of personal delivery, receipt or, in the case of mailing, deposit in the mail, postage prepaid.

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Section 11. Stock Certificates. The Corporation may at its option issue shares of Series G Preferred Stock without certificates.

Section 12. Other Rights. The Series G Preferred Stock shall not have any powers, preferences, privileges or rights other than as set forth herein or in the Restated Charter or as provided by applicable law.